EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                               (EQUITABLE VARIABLE)


MONTHLY COST OF INSURANCE ENDORSEMENT

--------------------------------------------------------------------------------

This Endorsement applies for any period during which the Face Amount of insurance under this policy is equal to or greater than $200,000. The maximum guaranteed rates for this policy are explained on Page 9 and shown on Page 4 of this policy. Equitable Variable reserves the right to make such modifications in the rates and charges explained in this endorsement as may be necessary to continue the tax treatment explained on Page 19, paragraph four under Other Important Information.

Endorsed on this policy as of its Date of Issue:

This endorsement modifies the paragraphs under Changes in Policy Cost Factors on Page 19 of this policy:

We will not change the monthly cost of insurance for the insured person on this policy unless we change the monthly cost of insurance charges for male insureds for the class of our Flexible Premium Variable Life Insurance (FPVLI) policies (Policy Form 85-300 and state variations) without Endorsement S.87-289 in effect as of January 1, 1989. At any time at which the monthly cost of insurance charges for male insureds for that class are increased, we can increase the monthly cost of insurance charges for this policy and class to a level which, except as described below, will not exceed the proportional relationship to our FPVLI policy without Endorsement S.87-289 for the insured's attained age as shown on the back of this Endorsement. We will maintain this proportional relationship by reducing the cost of insurance charges for this policy and class for any period where the monthly cost of insurance charges for male insureds for the class of FPVLI policies without Endorsement S.87-289 in effect as of January 1, 1989 are reduced.

For any period where the monthly cost of insurance charges for male insureds for the class of FPVLI policies without Endorsement S.87-289 are at the guaranteed maximum rate for male insureds (which are equal to those shown on Page 4 of this policy), we may increase the cost of insurance charges on this policy in accordance with the policy provisions found on Page 9 relating to maximum charges on this policy.




         SPECIMEN                                SPECIMEN
                         Secretary                                   Chairman
         Kevin Keefe                             Robert W. Barth




S.89-295

                   EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                              (EQUITABLE VARIABLE)

                                     TABLE
                                     -----

RATIO OF COST OF INSURANCE CHARGES FOR EQUITABLE VARIABLE'S
FPVLI WITH ENDORSEMENT S.87-289 TO FPVLI WITHOUT ENDORSEMENT S.87-289


       AGE         RATIO        AGE        RATIO        AGE        RATIO
       ---         -----        ---        -----        ---        -----

       20          71.1%        45         75.1%        70         51.5%
       21          71.9%        46         75.2%        71         48.2%
       22          72.8%        47         75.2%        72         45.9%
       23          73.7%        48         75.2%        73         44.7%
       24          75.4%        49         74.0%        74         44.0%
       25          75.4%        50         72.2%        75         43.6%
       26          75.4%        51         74.3%        76         44.5%
       27          75.4%        52         73.4%        77         43.8%
       28          74.6%        53         73.5%        78         45.2%
       29          74.6%        54         74.1%        79         45.9%
       30          74.6%        55         75.0%        80         46.1%
       31          74.1%        56         72.9%        81         45.1%
       32          75.4%        57         70.4%        82         44.0%
       33          75.0%        58         69.9%        83         42.7%
       34          75.4%        59         68.7%        84         41.8%
       35          75.0%        60         67.5%        85         40.7%
       36          74.8%        61         63.7%        86         38.5%
       37          74.8%        62         60.6%        87         36.8%
       38          74.8%        63         57.6%        88         34.8%
       39          74.8%        64         54.7%        89         32.8%
       40          74.8%        65         52.9%        90         30.6%
       41          75.0%        66         52.5%        91         29.1%
       42          75.1%        67         51.8%        92         27.6%
       43          75.3%        68         50.9%        93         26.4%
       44          75.0%        69         50.5%        94         25.2%





S.89-295